CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated September 29, 2025, relating to the financial statements and financial highlights of Astor Dynamic Allocation Fund and Astor Sector Allocation Fund, each a series of Northern Lights Fund Trust, which are included in Form N-CSR for the year ended July 31, 2025, and to the references to our firm under the headings “Questions and Answers”, “Other Service Providers” and “Financial Highlights of the Target Dynamic Fund” in the Combined Proxy Statement/Prospectus.

/s/ COHEN & COMPANY, LTD.

COHEN & COMPANY, LTD.

Philadelphia, Pennsylvania

November 24, 2025